EXHIBIT 10.7

                               EMPLOYMENT AGREEMENT


     AGREEMENT, dated as of August 1, 1995, by and between GENERAL TEXTILES, a California corporation, with its principal office at 315 East 62nd Street, New York, New York 10021 (the "Company"), and WILLIAM MOWBRAY, with an address at 6814 Vianda Court, Carlsbad, California 92083 (the "Employee").


                              INTRODUCTION

     The parties hereto desire to provide for the employment of the Employee with the Company. In order to accomplish such purposes and in consideration of the terms, covenants and conditions hereinafter set forth, the parties hereby enter into this Agreement.


                                  ARTICLE I

                           EMPLOYMENT; TERM; DUTIES

     1.01 Employment. Upon the terms and conditions hereinafter set forth, the Company hereby employs the Employee, and the Employee hereby accepts employment, for the position of President and as Chief Executive Officer of the Company, as designated in its by-laws.

     1.02 Term. Unless sooner terminated as hereinafter provided, the Employee's employment hereunder shall be for a term (the "Term") commencing on the date hereof and terminating on the third anniversary date of the date hereof. The term of this Agreement shall be automatically extended by one year on each anniversary, unless either Employee or the Company notify the other, within sixty (60) days of each anniversary of the date hereof of his or its intention not to extend the Term of this Agreement.

     1.03 Duties. During the Term, the Employee shall perform such duties for the Company and for its subsidiaries and affiliates, consistent with his position hereunder, and as may be assigned to him from time to time by the Board of Directors of the Company (the Board ). The Employee shall devote his best efforts and his entire business time, attention and energies to the performance of his duties hereunder.

     1.04 Exclusive Agreement. The Employee represents and warrants to the Company that there are no agreements or arrangements, whether written or oral, in effect which would prevent the Employee from rendering service to the Company during the term as provided herein.

                              ARTICLE II

                             COMPENSATION

                          2.01 Base Salary.  For all services rendered by the
Employee hereunder and all covenants and conditions undertaken by him pursuant to this Agreement, the Company shall pay, and the Employee shall accept, as full compensation, an annual base salary, as adjusted pursuant to
Section 2.02 below ("Base Salary") of Three Hundred Thousand
($300,000) Dollars, (plus any amount earned under Section 2.03), payable in not more than bi-weekly installments.

     2.02 Annual Salary Adjustments.  Beginning March 1, 1996 and on
March 1st of each year thereafter (each a "Salary Adjustment Date"), the Base Salary of the Employee shall be increased by five percent of the current Base Salary, plus an amount determined by multiplying the Base Salary for such prior period by a fraction, the denominator of which shall be the Consumer Price Index figure published immediately prior to the date hereof, and the numerator of which shall be the Consumer Price Index figure published immediately prior to the Salary Adjustment Date. As used herein, the term "Consumer Price Index" shall mean the United States Department of Labor's Bureau of Labor Statistics' Consumer Price Index, All Urban Wage Earners and Clerical Workers, All items (1982-83-100) for San Diego.

     2.03 Incentive Compensation. In addition to the Base Salary and annual salary adjustments provided for in Sections 2.01 and 2.02, if the Company, for each of the Company's fiscal years (as hereinafter defined) has EBITDA (as hereinafter defined) equal to at least eighty five (85%) percent of the Projected EBITDA (as hereinafter defined) the Employee is employed by the Company hereunder on the last day of such Fiscal Year, then the Company shall, subject to the provisions of this Section 2.03, pay the Employee a bonus (the "Bonus) calculated as follows:

          (a) if the Company's EBITDA is equal to or greater than eighty five (85%) percent and less than ninety (90%) percent of the Projected
EBITDA for such Fiscal Year, then the Bonus shall equal ten (10%) percent of the Employee's Base Salary in effect on the last day of such Fiscal Year;

          (b) if the Company's EBITDA is equal to or greater than ninety (90%) percent and less than one hundred (100%) percent of the Projected EBITDA for such Fiscal Year, then the Bonus shall equal twenty (20%) percent of the Employee's Base Salary in effect on the last day of such Fiscal Year; and

          (c) if the Company's EBITDA is equal to or greater than one hundred (100%) percent of the Projected EBITDA for such Fiscal Year, then the Bonus shall be thirty (30%) percent of the Employee's Base Salary in effect on the last day of such Fiscal Year plus an additional one (1%) percent of the Employee s Base Salary in effect on the last day of such Fiscal Year for each one (1%) percent increase in EBITDA above one hundred (100%) percent of the Projected EBITDA up to one hundred thirty eight (138%) percent and one half (1/2%) percent of the Employee s Base Salary in effect on the last day of such Fiscal Year for each one (1%) percent increase in EBITDA above one hundred thirty eight (138%)
percent of Projected EBITDA up to a maximum of one hundred (100%) percent of the Employee's salary as a Bonus.

     For purposes of calculating any Bonus payable for the fiscal year ending January 1996, the Employee s Base Salary shall be considered to equal two hundred sixty three thousand five hundred ($263,500) dollars.

     All bonus payments under this Section shall be paid within fifteen (15) days following the issuance by the Company's independent certified public accountants of the audited annual financial statements of the Company (the "Financial Statements"). For purposes of computing EBITDA, the Financial Statements shall be binding on the Company and the Employee.

     For purposes of this Section:

           Fiscal Year is the fifty-two (52) or fifty-three (53) week period commencing on the day after the end of the previous fiscal year and ending on the Saturday closest to January 31.

          "EBITDA" is the combined net earnings from continuing operations of General Textiles and Factory 2-U, Inc. Prior to provisions for interest, taxes, management fees, depreciation amortization, and extraordinary items and prior to any bonus payments to the President, Executive Vice President and/or Senior Vice President of General Textiles compute in accordance with generally accepted accounting principles applied on a consistent basis.

           Projected EBITDA shall equal $6,512,000 for the fiscal year ending January 1996. For fiscal years subsequent to the fiscal year ending January 1996, the EBITDA thresholds for bonus calculations shall be determined by the Executive Committee of the Board within thirty days prior to the commencement of such fiscal year.

     2.04 Disability Adjustments. Any compensation otherwise payable to the Employee pursuant to Sections 2.01, 2.02 and 2.03 in respect of any period during which the Employee is disabled (as contemplated in Section 4.03) shall be reduced by any amounts payable to the Employee for loss of earnings or the like under any insurance plan or policy the premiums for which are paid for in their entirely by the Company.

                              ARTICLE III

                           BENEFITS; EXPENSES

     3.01 Benefits. During the Term, the Employee shall be entitled to participate in such group life, health, accident, disabilityor hospitalization insurance plans (the Health Plans ), pension plans or retirement plans as the Company has previously made available to its other executive employees as a group, all pursuant to the terms and conditions of such plans as the same may, from time to time, be amended.

     3.02 Expenses. The Company agrees that the Employee is authorized to incur reasonable expenses in the performance of his duties hereunder, and upon presentation of a reasonably itemized account thereof, the Company shall promptly pay or reimburse the Employee for such reasonable expenses so incurred by the Employee.

     3.03 Vacations. For each twelve (12) month period of the Term, the Employee shall be entitled to three (3) weeks of paid vacation, or a pro rata portion thereof, for any portion of the Term which is less than twelve (12) months, to be taken at times determined by the Employee which do not unreasonably interfere with the performance of his duties hereunder, provided, that no single vacation shall exceed three (3) consecutive weeks.

     3.04 Automobile Allowance. During the Term, the Company at its sole expense shall furnish the Employee with a monthly allowance of Eight Hundred and Fifty ($850) Dollars before taxes for the use of an automobile by the Employee in connection with his duties hereunder, and shall reimburse Employee for expenses, such as insurance, repairs, maintenance, license fees, gas and oil incurred therewith.

     3.05 Life Insurance. During the Term, the Company agrees to furnish the Employee with a Life Insurance policy, whose beneficiary shall be named by the Employee, in an amount equal to twice the yearly Base Salary as adjusted in Section 2.01 and 2.02.

                              ARTICLE IV

   TERMINATION; DEATH; DISABILITY; CHANGE IN CONTROL; RETIREMENT

                              4.01 Termination of Employment with Cause;
Resignation; Non-Renewal. If the Employee (a) breaches any material provision of this Agreement and such breach is not remedied within thirty
(30) days after written notice thereof from the Company; (b) has been convicted (or confesses to) of committing a felony which results in imprisonment in excess of three (3) months, or (c) has committed an act of fraud, misappropriation of funds or embezzlement in connection with his employment hereunder; or (d) resigns, or (e) does not extend his employment agreement in accordance with Section 1.02 hereof, then in addition to any other remedies available to it at law, in equity or as set forth in this Agreement, the Company shall have the right, except in the case of (e) above, upon written notice to the Employee, to immediately terminate his employment (a "Termination With Cause") hereunder, without any further liability or obligation to him hereunder or otherwise in respect of his employment, other than its obligation to pay accrued but unpaid Base Salary, vacation time and other accrued benefits and expenses as of the date of termination. In the case of (e) above, such event shall also be deemed a Termination With Cause, but the obligation of the Company to pay accrued but unpaid Base Salary, annual salary adjustments, incentive compensation, vacation time and other accrued expenses and benefits shall continue to the date of expiration of the Term.

     4.02 Termination of Employment Without Cause. Notwithstanding any provision to the contrary herein, the Company may at any time, in its sole and absolute discretion and for any or no reason, terminate the employment of the Employee hereunder; provided, that if such termination is not a Termination With Cause, the Company shall pay the Employee as follows:

          (a) any accrued but unpaid compensation for Base Salary as of the date of termination and a pro rata portion of the Bonus for such Fiscal
Year in which the termination occurred, as and when such amounts are due and payable hereunder;

          (b) payment (the "Severance Payments") for a period of one (1) year in an amount equal to the Employee's base salary as adjusted pursuant to Section 2.02 hereof, payable in twelve (12) monthly installments, with the first payment being made on the thirtieth (30th) day following such date of termination with each subsequent payment made on the same day of each successive month for the following twelve (12) months,

          (c) a cash payment immediately upon the date of termination equal to the Employee's Base Salary on a daily basis (computed on a 260 workday year) in effect on the date of termination, multiplied by the number of accrued and unused vacation days at the date of termination, and

          (d) the Employee shall also be entitled to Company paid benefits as defined in Section 3.01 and 3.05 during any and all severance periods defined in Section 4.02 (b). Such benefits will terminate at the end the severance.

     The Employee acknowledges that the payments referred to in this
Section 4.02 constitute the only payments which the Employee shall be entitled to receive from the Company hereunder in the event of any termination of his employment pursuant to this Section 4.02, and that except for such payments and accrued but unpaid expenses and benefits as of the date of termination, the Company shall have no further liability or obligation to him hereunder or otherwise in respect of his employment.

     4.03 Death; Disability. The Employee's employment hereunder shall terminate (x) upon his death or (y) if the Employee becomes Disabled (as such term is hereinafter defined), at the election of the Company by written notice to the Employee. In the event of a termination of the Employee's employment for death or Disability, the Company shall pay the Employee
(or his legal representatives, as the case may be) as follows:

          (a) any accrued but unpaid compensation for Base Salary as of the date of death or termination for Disability (and a pro rata portion of the Bonus for such Fiscal Year in which the death or termination for Disability occurred), as and when such amounts are due and payable hereunder;

          (b) the Employee's Base Salary as adjusted pursuant to Section 2.02 hereof and in effect on the date of death or termination for Disability, in monthly installments for the balance of the Term, but in no event shall such payments be for more than twelve (12) months;

          (c) a cash payment payable on the date of termination equal to the Employee's Base Salary on a daily basis (computed on a 260-day year) in effect on the date of death or termination, multiplied by the number of accrued and unused vacation days at the date of such termination; and

          (d) in the event the Employee is Disabled, the Company will continue to pay Benefits under Section 3.01 and 3.05 hereto for the Employee for the balance of the Term.

     For the purposes of this Agreement, the Employee shall be deemed to be "Disabled" or have a "Disability" if he has been unable to perform his duties hereunder for three (3) consecutive months or ninety (90) days in any twelve (12) consecutive month period, as determined in good faith by the Board of Directors of the Company.

     The Employee acknowledges that the payments referred to in this
Section 4.03 constitute the only payments to which the Employee (or his legal representatives, as the case may be) shall be entitled to receive from the Company hereunder in the event of a termination of his employment for death or Disability, and that except for such payments and accrued but unpaid expenses and benefits as of the date of termination, the Company shall have no further liability or obligation to him (or his legal representatives, as the case may be) hereunder or otherwise in respect of his employment.

     4.04 Change in Control. The Employee s employment hereunder may at the option of the Employee terminate upon the occurrence of a Change in Control of the Company or of Family Bargain Corporation ( FBC ), as defined below, (a Change in Control ). In the event of such termination for a Change in Control, the Company shall pay the Employee as follows:

          (a) any accrued but unpaid compensation for Base Salary as of the date of termination and a pro rate portion of the Bonus for such Fiscal
Year in which the termination occurred, as and when such amounts are due and payable hereunder;

          (b) payment (the Severance Payment ) of an amount equal to two years of the Employee s Base Salary as adjusted pursuant to Section 2.02 hereof, payable within thirty (3) days following such date of termination, and

          (c) a cash payment immediately upon the date of termination equal to the Employee s Base Salary on a daily basis (computed on a 260 workday year) in effect on the date of termination, multiplied by the number of accrued and unused vacation days at date of termination.

     The Employee acknowledges that the payments referred to in this
Section 4.04 constitute the only payments which the Employee shall be entitled to receive from the Company hereunder in the event of any termination of his employment pursuant to this Section 4.04, and that except for such payments and accrued but unpaid expenses and benefits as of the date of termination, the Company shall have no further liability or obligation to him hereunder or otherwise in respect of his employment. Employee may exercise his right of termination by providing written notice thereof to the Company within 90 days of the Change of Control.

          For purposes of this section, a Change of Control shall mean:

               (i) The acquisition (other than from the Company or from FBC) by any person, entity or group , within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the Exchange Act ), (excluding, for this purpose, FBC, the Company or their subsidiaries, or any employee benefit plan of FBC or the Company or their subsidiaries which acquires beneficial ownership of voting securities of FBC or the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of common stock or the combined voting power of FBC s or the Company s then outstanding voting securities entitled to vote generally in the election of directors; or

        (ii) Individuals who, as of the date hereof, constitute the Board or the Board of FBC (the Boards , as of the date hereof, collectively the Incumbent Boards ) cease for any reason to constitute at least a majority of each of the Boards, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company s shareholders, was approved by a vote of at least a majority of the directors then comprising both of the Incumbent Boards (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election content relating to the election of the Directors of FBC or the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange
Act) shall be, for purposes of this Agreement considered as though such person were a member of the Incumbent Boards; or

          (iii) Approval by the stockholders of FBC or the Company of a reorganization, merger or consolidation, as a result of which, in each case, persons who were the stockholders of FBC or the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company s then outstanding voting securities, or a liquidation or dissolution of FBC or the Company or of the sale of all or substantially all of the assets of FBC or the Company.


                                                      ARTICLE V

                 INVENTIONS; NON-DISCLOSURE; NON-COMPETITION

                     5.01 Inventions. All processes, technologies and inventions (collectively, "Inventions"), including new contributions, improvements, ideas, discoveries, logos, computer programs, trademarks and trade names, conceived, developed, invented, made or found by the Employee, alone or with others, during his employment by the Company, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company's time or with the use of the Company's facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by the Employee to the Company.
The Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to vest title to any such Invention in the Company and to enable the Company, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

     5.02 Non-Disclosure. The Employee shall not, at any time during the Term or thereafter, directly or indirectly disclose or furnish to any other person, firm or corporation, except in the course of the proper performance of his duties hereunder (a) any information relating to any process, technique or procedure used by the Company which is not, specifically, a matter of public knowledge; or (b) any information relating to the operations or financial status of the Company (including, without limitation, all financial data and sources of financing), which information is not specifically a matter of public knowledge; or (c) any information of a confidential nature obtained as a result of his present or future relationship with the Company, which information is not specifically a matter of public knowledge; or (d) the name, address or other information relating to any customer or supplier of the Company; or (e) any other trade secrets of the Company. Promptly upon the expiration or termination of the Employee employment hereunder for any reason, the Employee shall surrender to the Company all documents, drawings, work papers, lists, memoranda, records and other data (including all copies) constituting or pertaining in any way to any of the foregoing information.

     5.03 Non-Competition. The Employee agrees that during the Term and, in the event of a Termination With Cause, for a period of one (1) year following such termination of his employment with the Company, he will not, directly or indirectly, (a) compete with the Company in the operation of a retail bargain clothing store or chain of such stores in the States or California, Arizona, New Mexico, Washington and Oregon; or (b) be interested in, employed by, engaged by, or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any firm or corporation which competes with the Company in the States of California, Arizona, New Mexico, Washington and Oregon; provided, however, that notwithstanding the foregoing, the Employee may make solely passive investments in any corporation the common stock of which is "publicly held," and of which the Employee shall not own or control securities which constitute more than one (1%) percent of the voting rights or equity ownership of such corporation; or (c) solicit or divert business from the Company or assist any person, firm or corporation in doing so or attempting to do so; or (d) cause or seek to cause any person, firm or corporation to refrain from dealing or doing business with the Company or assist any person, firm or corporation in doing so or attempting to do so.

     5.04 Breach of Provisions. In the event that the Employee shall breach any of the provisions of this Article V, or in the event hat any such breach is threatened by the Employee, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this
Article V. The Employee acknowledges and agrees that there is no adequate remedy at law for any such breach or threatened breach and, in the event that any action or proceeding is brought seeking injunctive relief, the Employee shall not use as a defense thereto that there is an adequate remedy at law.

     5.05 Reasonable Restrictions. The parties acknowledge that the foregoing restrictions, the duration and the territorial scope thereof as set forth in this Article V, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

     5.06 Definition. For purposes of this Article V, the term "Company" shall be deemed to include any subsidiary or affiliate of, or predecessor to , the Company.

                              ARTICLE VI

                             MISCELLANEOUS

     6.01 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, heirs, distributees, successors and assigns; provided, that the rights and obligations of the Employee hereunder shall not be assignable by him.

     6.02 Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made when personally delivered; or
(b) when sent by telecopier and confirmed within forty eight (48) hours by letter mailed or delivered to the party to be notified at its or his address set forth herein; (c) three (3) days following deposit for mailing by first class registered or certified mail, return receipt requested, to the address of the other party set forth or to such other address as may be specified by notice given in accordance with this Section 6.02:

     If to the Company:

     c/o Family Bargain Corporation
     315 East 62nd Street, Sixth Floor
     New York, New York 10021
     Attention: Chief Executive Officer

     With a copy to:

     Baer Marks & Upham
     805 Third Avenue
     New York, New York 10022

     Attention: Mr. Joel M. Handel, Esq.

     If to the Employee:

     William W. Mowbray
     6814 Vianda Court
     Carlsbad, California 92083


     6.03 Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

     6.04 Waiver. No waiver by a party hereto of a breach or default hereunder by the other party shall be considered valid, unless in writing signed by such first party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

       6.05 Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and the Employee, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to the Employee's employment, express or implied, other than to the extent expressly provided for herein.

     6.06 Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in writing and signed by the party against whom such claimed modification, change or amendment is sought to be enforced.

     6.07 Authority. The parties each represent and warrant that they have the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

     6.08 Titles. The titles of the Articles and Sections of this Agreement are inserted merely for convenience and ease of reference and shall not affect or modify the meaning of any of the terms, covenants or conditions of this Agreement.

     6.09 Applicable Law. This Agreement, and all of the rights and obligations of the parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of New York without giving effect to principles relating to conflicts of law.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              GENERAL TEXTILES

                              By: /s/ Jeffrey Gerstel
                              Name: Jeffrey Gerstel
                              Title: Senior Vice President


                              FAMILY BARGAIN CORPORATION

                              By: /s/ John A.  Selzer
                              Name: John A.  Selzer
                              Title: President and CEO
                              Family Bargain Corporation

                              /s/ William W.  Mowbray
                              Employee